Exhibit 10.4

March 8, 2011

Mr. John M. Connolly

c/o Bain Capital Ventures

111 Huntington Ave.

Boston, MA 02119

Dear John,

The Princeton Review, Inc. (the “Company”) is pleased to confirm its offer to employ you as the Company’s interim Chief Executive Officer, subject to the terms and conditions of this Offer Letter (this “Offer Letter”). In this position, you will report directly to the Company’s Board of Directors (the “Board”).

1. Term; Employment “At Will.” It is anticipated that your employment with the Company will commence on March 8, 2011 (the “Commencement Date”) and is expected to continue until, at least, the four month anniversary of the Commencement Date, provided that, to the extent that the Company has not appointed a permanent Chief Executive Officer as of such date, you and the Company may agree to continue your employment as interim Chief Executive Officer following such four month anniversary. It is understood that you are and will be an “at-will” employee of the Company. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you. In fact, you acknowledge and agree that, as interim Chief Executive Officer, it is anticipated that your employment by the Company shall terminate at such time as the Company has appointed a permanent Chief Executive Officer.

2. Duties. As Interim Chief Executive Officer, you will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as directed by the Board. It is anticipated that the performance of such duties shall require your full working time, attention and skill for approximately three or four days per week. Notwithstanding the foregoing, you acknowledge and agree that such duties and responsibilities to the Company may, at times, require additional time and attention, particularly at the outset of your employment relationship hereunder. It is also expected that you will work closely with the Chairman of Board and additionally the Board’s executive search committee in identifying and selecting a permanent Chief Executive Officer.

3. Compensation. Subject to the approval of the Compensation Committee of the Board, as soon as practicable following the Commencement Date, the Company shall grant you an award of a number of Restricted Stock Units under and subject to the terms and conditions of the Company’s 2000 Stock Incentive Plan, as amended (the “Plan”), having an aggregate fair market value of $600,000, determined based on the average closing price of the Company’s common stock during the 30-day period prior to the Commencement Date (the “RSU Award”). One quarter of the RSU Award shall vest on each of the first four monthly anniversaries of the Commencement Date, and shall be settled and paid to you in shares of the Company’s common stock no later than 30 days following the applicable vesting date. The RSU Award shall be granted to you pursuant to a separate award agreement under the Plan. To the extent that you and the Company agree to continue your employment as the Company’s interim Chief Executive Officer following the four month anniversary of the Commencement Date, you shall receive, with respect to each month of such continued employment, an award of a number of Restricted Stock Units under the Plan having an aggregate fair market value of $150,000 (such number, determined as described above) (each such grant, an “Additional RSU Award”). Each Additional RSU Award shall be granted to you pursuant to a separate award agreement under the Plan, shall vest one month following the date of grant, and shall be settled and paid as described above. Notwithstanding the foregoing, if the Company terminates your employment for Cause (as defined below) you shall forfeit your right to receive any unvested and/or unpaid portion of the RSU Award (or any Additional RSU Award).

For purposes of this Offer Letter, the term “Cause” shall mean a good faith finding by the Board that: (i) you have failed to substantially perform your duties and obligations to the Company (other than a failure resulting from your incapacity because of a disability), including but not limited to one or more acts of insubordination or a material breach of the Company’s policies and procedures (other than such policies set forth in (ii), below); provided, however, that if such failure is determined by the Board, in its sole discretion, to be curable, the failure is not cured within 10 days after you receive a written demand for cure from the Company which specifically identifies the manner in which the Company believes you have failed to substantially perform your duties and obligations to the Company; (ii) you have materially breached the Company’s Code of Conduct or its anti-discrimination and harassment policies; (iii) you have committed a crime involving fraud, dishonesty, theft, breach of trust or moral turpitude; (iv) you have willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (v) you have materially breached this Offer Letter, the Confidentiality Agreement (as defined below) or any other agreement regarding assignment of intellectual property rights with the Company; (vi) you have violated state or federal securities laws or regulations; or (vii) you have willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

You acknowledge and agree that the RSU Award (and, if applicable, any Additional RSU Award) will be your sole compensation for the performance of your duties to the Company, and you shall not be entitled to receive any base salary, bonus or other compensation from the Company with respect to your role as interim Chief Executive Officer.

4. Expenses. The Company will pay all reasonable and properly documented expenses you incur in furtherance of the Company’s business in accordance with applicable Company policies and procedures.

5. Covenants. As a condition of your employment by the Company, you must sign and abide by the Company’s standard Confidentiality Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A, hereto. In addition, during your employment with the Company and for 12 months thereafter, regardless of the reason for the termination, you will refrain from soliciting or encouraging any customer, supplier or franchisee to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries or franchises.

6.	Miscellaneous.

(a). This Offer Letter, along with the Confidentiality Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Offer Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

(b). All payments made by the Company under this Offer Letter shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

(c). This Offer Letter shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

(d). The provisions of this Offer Letter and the Confidentiality Agreement shall survive the termination of this Offer Letter and/or the termination of your employment by the Company to the extent necessary to effectuate the terms contained herein.

(e). If any portion or provision of this Offer Letter (including, without limitation, any portion or provision of any section of this Offer Letter) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Offer Letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Offer Letter shall be valid and enforceable to the fullest extent permitted by law

(e). This Offer Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

Please indicate your acceptance of this offer by signing and dating the enclosed copy of this Offer Letter and returning it to the Company no later than March 15, 2011. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

THE PRINCETON REVIEW, INC.

By:	/s/ Neal S. Winneg
	Name:	Neal S. Winneg
	Title:	General Counsel

Accepted and Agreed:

/s/ John M. Connolly
John M. Connolly

Date: March 8, 2011